CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 92 to Registration Statement No. 033-40823 on Form N-1A of our report dated October 27, 2023, relating to the financial statements and financial highlights of Large Cap Equity Fund and Small-Mid Cap Equity Fund, each a series of Morgan Stanley Pathway Funds, appearing in the Annual Report on Form N-CSR of Morgan Stanley Pathway Funds for the year ended August 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 18, 2024